WELBILT ANNOUNCES THE SALE OF MANITOWOC ICE

New Port Richey, FL. – March 3, 2022 – Welbilt, Inc. (NYSE:WBT) today announced that it has entered into a definitive agreement to sell its Manitowoc® Ice business (“Manitowoc Ice”) to Pentair plc (NYSE:PNR) for approximately $1.6 billion in cash, on a cash free and debt free basis, subject to customary post-closing adjustments. Manitowoc Ice designs, manufactures and markets a full line of ice machines and related equipment and generated sales of approximately $308 million in 2021.

Commenting on the transaction, Bill Johnson, Welbilt’s President and CEO, said, “We believe that this transaction is a good outcome for both Welbilt and Manitowoc Ice. We are confident that the successful closing of this transaction will pave the way for Welbilt to complete its sale to Ali Group, while Manitowoc Ice will benefit from Pentair’s focus on water solutions and its diversified customer base and product lines.”

Welbilt expects to receive regulatory approval for the sale of Welbilt to Ali Group from the U.S., United Kingdom, and European Union prior to closing the sale of Manitowoc Ice to Pentair. Welbilt expects to complete the sale of Manitowoc Ice in the first half of 2022, subject to customary closing conditions, concurrently with the closing of the acquisition of Welbilt by Ali Group.

Goldman Sachs & Co. LLC acted as financial advisor on the transaction and Gibson Dunn & Crutcher LLP and Alston & Bird LLP acted as legal advisors.

About Welbilt, Inc.
Welbilt, Inc. provides the world’s top chefs, premier chain operators and growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. Our portfolio of award-winning product brands includes Cleveland™, Convotherm®, Crem®, Delfield®, Frymaster®, Garland®, Kolpak®, Lincoln®, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. These product brands are supported by three service brands: KitchenCare®, our aftermarket parts and service brand, FitKitchen®, our fully-integrated kitchen systems brand, and KitchenConnect®, our cloud-based digital platform brand. Headquartered in the Tampa Bay region of Florida and operating 19 manufacturing facilities throughout the Americas, Europe and Asia, we sell through a global network of over 5,000 distributors, dealers, buying groups and manufacturers' representatives in over 100 countries. We have approximately 4,800 employees and generated sales of $1.5 billion in 2021. For more information, visit www.welbilt.com.

Forward-Looking Statements
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements, including those regarding the timing and consummation of the transactions described herein, involve risks and uncertainties, including, but are not limited to, the following factors: the risk that the conditions to the closing of any transaction are not satisfied, including the risk that required approvals of any transaction from regulators are not obtained; litigation relating to any transaction; and uncertainties as to the timing of the consummation of a transaction and the ability of any party to consummate the transaction. Other factors that might cause such a difference include those discussed in Welbilt’s filings with the SEC, which include its Annual Reports on Form 10-K and Current Reports on Form 8-K, and in the definitive proxy statement filed in connection with the Ali Group transaction. For more information, see the section entitled “Risk Factors” and the forward-looking statements disclosure contained in Welbilt’s Annual Reports on Form 10-K and in other filings. The forward-looking statements included in this communication are made only as of the date hereof and, except as required by federal securities laws and rules and regulations of the SEC, Welbilt undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:
Rich Sheffer
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.
+1 (727) 853-3079
Richard.sheffer@welbilt.com